Exhibit 99.1

Growth Continues for Sun Hydraulics; Expects Strong Fourth Quarter
SARASOTA, FL, November 3, 2014 – Sun Hydraulics Corporation (NASDAQ: SNHY) today reported financial results for the third quarter of 2014 as follows:

	September 27, 2014	September 28, 2013	Increase
Three Months Ended
Net sales	$55.0	$49.4	11%
Net income	$9.9	$8.3	19%
Net income per share:
Basic	$0.37	$0.32	16%
Diluted	$0.37	$0.32	16%
Nine Months Ended
Net sales	$172.9	$156.2	11%
Net income	$33.4	$29.6	13%
Net income per share:
Basic	$1.27	$1.13	12%
Diluted	$1.27	$1.13	12%

“Sun's third quarter results were strong compared to last year,” said Allen Carlson, Sun's President and CEO. "Demand for our products was up in all major geographic end markets, with Europe up 15%, and North America and Asia/Pacific each up 10%. Earnings came in as expected and included ongoing investments in product development and marketing efforts.”

"Investing in our business for sustainable, profitable growth is key to our operations," continued Carlson. "In 2014, these investments include physical capacity, product development, and marketing efforts in Asia. These investments benefit Sun and our stakeholders long-term, and help drive value for shareholders. In addition to investing in our business, our financial performance and ability to generate cash allowed us to return cash to shareholders through a $1.00 per share special dividend, paid last month. We did this while maintaining a balance sheet that affords us the ability to continue to invest in our business and take advantage of market opportunities for growth."

Concluding, Carlson commented, "The fourth quarter forecast indicates 2014 will be a great year for Sun. We expect double-digit growth, with solid earnings performance. We are pleased that our performance was recently recognized by Forbes, which once again named us to its list of the 50 Best Small Companies. Sun's focus remains on providing differentiated products and services to our customers, and delivering further value to stakeholders."

Outlook

Fourth quarter 2014 revenues are expected to be approximately $55 million, up 12% from the fourth quarter of 2013. Earnings per share are estimated to be $0.37 to $0.39 compared to $0.32 in the same period a year ago.

For the year, revenues are expected to be approximately $228 million, up 11% from the prior year. Earnings per share are estimated to be $1.64 to $1.66 compared to earnings per share of $1.45 in the prior year.
Webcast
Sun Hydraulics Corporation will broadcast its 2014 third quarter financial results conference call live over the Internet at 9:00 A.M. E.T. tomorrow, November 4, 2014. To listen to the webcast, go to the Investor Relations section of www.sunhydraulics.com.

Webcast Q&A
If an individual wishes to ask questions directly during the webcast, the conference call may be accessed by dialing 1-888-455-2260 and using 6181783 as the access code. Questions also may be submitted to the Company via email by going to the Sun Hydraulics website, www.sunhydraulics.com , and clicking on Investor Relations on the top menu. Scroll down to the bottom of the page and click on contact email: investor@sunhydraulics.com , which will open an email window to type in your message. Sun management will then answer these and other questions during the Company’s webcast. A copy of this earnings release is posted on the Investor Relations page of our website under “Press Releases.”
Sun Hydraulics Corporation is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets. For more information about Sun, please visit our website at www.sunhydraulics.com .
FORWARD-LOOKING INFORMATION
Certain oral statements made by management from time to time and certain statements contained herein that are not historical facts are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and, because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, including those in Management’s Discussion and Analysis of Financial Condition and Results of Operations are statements regarding the intent, belief or current expectations, estimates or projections of the Company, its Directors or its Officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company’s strategies regarding growth, including its intention to develop new products; (ii) the Company’s financing plans; (iii) trends affecting the Company’s financial condition or results of operations; (iv) the Company’s ability to continue to control costs and to meet its liquidity and other financing needs; (v) the declaration and payment of dividends; and (vi) the Company’s ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.
Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulic valve and manifold industry in particular, which directly affect customer orders, lead times and sales volume; (ii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iii) changes in the competitive marketplace that could affect the Company’s revenue and/or cost bases, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (iv) changes in technology or customer requirements, such as standardization of the cavity into which screw-in cartridge valves must fit, which could render the Company’s products or technologies noncompetitive or obsolete; (v) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; and (vi) changes relating to the Company’s international sales, including changes in regulatory requirements or tariffs, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-Q for the quarter ended September 27, 2014, and under the heading “Business” and particularly under the subheading, “Business Risk Factors” in the Company’s Form 10-K for the year ended December 28, 2013. The Company disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

SUN HYDRAULICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share data)

	Three months ended
	September 27, 2014	September 28, 2013
	(unaudited)	(unaudited)
Net sales	$55,011	$49,369
Cost of sales	32,720	29,755
Gross profit	22,291	19,614
Selling, engineering and administrative expenses	7,656	6,540
Operating income	14,635	13,074
Interest (income) expense, net	(331)	(272)
Foreign currency transaction (gain) loss, net	(226)	82
Miscellaneous (income) expense, net	191	470
Income before income taxes	15,001	12,794
Income tax provision	5,124	4,519
Net income	$9,877	$8,275
Basic net income per common share	$0.37	$0.32
Weighted average basic shares outstanding	26,455	26,247
Diluted net income per common share	$0.37	$0.32
Weighted average diluted shares outstanding	26,455	26,247
Dividends declared per share	$1.090	$0.090

SUN HYDRAULICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share data)

	Nine months ended
	September 27, 2014	September 28, 2013
	(unaudited)	(unaudited)
Net sales	$172,870	$156,218
Cost of sales	100,756	92,699
Gross profit	72,114	63,519
Selling, engineering and administrative expenses	22,375	19,752
Operating income	49,739	43,767
Interest income, net	(926)	(709)
Foreign currency transaction gain, net	(256)	(68)
Miscellaneous (income) expense, net	548	80
Income before income taxes	50,373	44,464
Income tax provision	16,924	14,824
Net income	$33,449	$29,640
Basic net income per common share	$1.27	$1.13
Weighted average basic shares outstanding	26,425	26,206
Diluted net income per common share	$1.27	$1.13
Weighted average diluted shares outstanding	26,425	26,206
Dividends declared per share	$1.36	$0.36

SUN HYDRAULICS CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 27, 2014	December 28, 2013
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$66,095	$54,912
Restricted cash	337	334
Accounts receivable, net of allowance for doubtful accounts of $146 and $117	19,805	16,984
Inventories	13,649	13,853
Income taxes receivable	—	954
Deferred income taxes	476	474
Short-term investments	55,232	38,729
Other current assets	4,001	2,816
Total current assets	159,595	129,056
Property, plant and equipment, net	76,577	75,731
Goodwill	5,242	5,221
Other assets	3,087	3,470
Total assets	$244,501	$213,478
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$5,919	$4,630
Accrued expenses and other liabilities	6,739	7,016
Income taxes payable	2,329	—
Dividends payable	28,848	2,372
Total current liabilities	43,835	14,018
Deferred income taxes	7,572	7,747
Other noncurrent liabilities	288	285
Total liabilities	51,695	22,050
Commitments and contingencies	—	—
Shareholders’ equity:
Preferred stock, 2,000,000 shares authorized, par value $0.001, no shares outstanding	—	—
Common stock, 50,000,000 shares authorized, par value $0.001, 26,462,819 and 26,352,692 shares outstanding	26	26
Capital in excess of par value	71,984	65,391
Retained earnings	120,883	123,420
Accumulated other comprehensive income (loss)	(87)	2,591
Total shareholders’ equity	192,806	191,428
Total liabilities and shareholders’ equity	$244,501	$213,478

SUN HYDRAULICS CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands)

	Nine months ended
	September 27, 2014	September 28, 2013
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$33,449	$29,640
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,428	5,393
(Gain)Loss on disposal of assets	155	324
Gain on investment in business	—	(528)
Provision for deferred income taxes	53	(23)
Allowance for doubtful accounts	29	8
Stock-based compensation expense	2,744	2,124
(Increase) decrease in, net of assets acquired:
Accounts receivable	(2,850)	(4,514)
Inventories	204	(151)
Income taxes receivable	954	728
Other current assets	(1,185)	(525)
Other assets	146	284
Increase (decrease) in, net of liabilities assumed:
Accounts payable	1,289	1,115
Accrued expenses and other liabilities	2,949	2,206
Income taxes payable	2,329	679
Other noncurrent liabilities	3	21
Net cash provided by operating activities	46,697	36,781
Cash flows from investing activities:
Investment in business, net of cash acquired	—	(923)
Capital expenditures	(6,953)	(14,569)
Proceeds from dispositions of equipment	6	70
Purchases of short-term investments	(42,788)	(22,945)
Proceeds from sale of short-term investments	25,396	19,327
Net cash used in investing activities	(24,339)	(19,040)
Cash flows from financing activities:
Proceeds from stock issued	623	651
Dividends to shareholders	(9,509)	(7,072)
Change in restricted cash	(3)	1
Net cash used in financing activities	(8,889)	(6,420)
Effect of exchange rate changes on cash and cash equivalents	(2,286)	691
Net increase (decrease) in cash and cash equivalents	11,183	12,012
Cash and cash equivalents, beginning of period	54,912	34,478
Cash and cash equivalents, end of period	$66,095	$46,490
Supplemental disclosure of cash flow information:
Cash paid:
Income taxes	$13,818	$13,440
Supplemental disclosure of noncash transactions:
Common stock issued for shared distribution through accrued expenses and other liabilities	$3,226	$3,486
Common stock issued for deferred director’s compensation through other noncurrent liabilities	$—	$294

Contact:
Dennis Tichio
Investor Relations
941-362-1200
Tricia Fulton
Chief Financial Officer
941-362-1200